Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-292449) and Form S-8 (File No. 333-286814 and 333-284449) of our report dated April 28, 2026, relating to the consolidated financial statements of Jinxin Techonology Holding Company (the “Company”), its subsidiaries and its consolidated variable interest entities (collectively, the “Group”) as of December 31, 2025 and for the year ended December 31, 2025, in which our report expresses an unqualified opinion, appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2025.

/s/ Summit Group CPAs, P.C.

New York, New York

April 28, 2026